     1391 Timberlake Manor Pkwy
Chesterfield, MO 63017
314-292-2000 | bunge.com

Execution Version
Viterra Limited
c/o Viterra B.V.
Blaak 31
3011 GA Rotterdam, Netherlands
Attn:    Peter Mouthaan, Chief Financial Officer
Email:    [***]

Venus Investment Limited Partnership
750 Pandora Ave
Victoria, British Columbia, Canada
V8W 0E4
Attn:    Lincoln Webb
Email:    [***]
eoghan.keenan@weil.com
Danelo Limited & the Viterra Employee Benefit Trust
Baarermattstrasse 3, PO Box 6341
Baar
Switzerland
Attn:    Shaun Teichner
    John Burton
Email:    [***]
[***]

CPPIB Monroe Canada, Inc.
One Queen Street East, Suite 2500
Toronto, ON M5C 2W5
Email:    [***]

Re:    Agreement re: Certain Pre-Closing Matters

To Viterra and the Designated Sellers:

Reference is made to that certain Business Combination Agreement (as amended or modified from time to time, the “Business Combination Agreement”), dated as of June 13, 2023, by and among (i) Bunge Limited (“Bunge”), (ii) Viterra Limited (“Viterra”), (iii) Danelo Limited, (iv) CPPIB Monroe Canada, Inc., (v) Venus Investment Limited Partnership and (vi) Ocorian Limited, as trustee of the Viterra Employee Benefit Trust. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Business Combination Agreement. Section references used herein refer to sections of the Business Combination Agreement.

This letter agreement reflects the undersigned parties’ mutual agreement and understanding of certain matters with respect to (i) setting the Closing Date, (ii) amending the Business Combination Agreement to extend the Extended Outside Date and (iii) satisfaction of the closing conditions. Effective as of the date hereof, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound hereby agree as follows:

(A)    Closing Date, Extended Outside Date and Conditions to Closing.
1.Closing Date. Pursuant to Section 1.1(a)(ii), Bunge and Viterra may mutually agree in writing to set a Closing Date other than as provided in Section 1.1(a)(i). Subject to Section A(2) and Section A(3) of this letter agreement, Bunge and Viterra hereby mutually agree to set the Closing Date based on the date of complete satisfaction of the regulatory conditions set forth in Section 8.1(b) and Section 8.1(c) as the date set forth in the right column under “Mutually Agreed Closing Date”; provided that on such date of satisfaction of the regulatory conditions set forth in Section 8.1(b) and Section 8.1(c), each of the other conditions to Closing is capable of being satisfied on such date:

Date of Satisfaction of Conditions Set Forth in Section 8.1(b) and 8.1(c)	Mutually Agreed Closing Date
By or before 11:59 p.m. New York City time on July 1, 2025	July 2, 2025

For the avoidance of doubt, except as contemplated by Section A(3) of this letter agreement, in the event that any of the conditions to Closing set forth in Section 8.1 or Section 8.3 is not satisfied on July 2, 2025, then Bunge shall not be obligated to effect the Closing on July 2, 2025.
2.Extended Outside Date. Pursuant to Section 10.1, each of Bunge and the Designated Sellers hereby agree to amend the Business Combination Agreement to add the following proviso to Section 9.1(c) after the third proviso in Section 9.1(c) effective as of the date hereof:
“provided, further, that at the expiration of the Extended Outside Date of June 13, 2025, the Extended Outside Date shall be further extended to July 3, 2025;”
3.Closing Conditions. Except as set forth below in this Section A(3), pursuant to Section 10.1, Bunge hereby agrees, provided that each of the other conditions to Closing is capable of being satisfied on such date:
(a)    to waive or deem satisfied in full the conditions to Closing set forth in Section 8.3, subject to (x) delivery at the Closing of all items required to be delivered pursuant to Section 1.1(c)(iii) (except for item (C), which certificate has been provided as of the date hereof in connection with the satisfaction of the regulatory conditions set forth in Section 8.1(b) and Section 8.1(c) (the “Danube June 13 Certificate”)) and Section 1.1(c)(iv) (except for item (B) which certificates have been provided as of the date hereof in connection with the satisfaction of the regulatory conditions set forth in Section 8.1(b) and Section 8.1(c) (collectively, the “Seller June 13 Certificates” and together with the Danube Certificate, the “June 13 Certificates”)) and (y) the satisfaction as of the date hereof of the conditions whose satisfaction is certified in the June 13 Certificates, and
(b)    to waive any and all rights it may have to terminate the Business Combination Agreement pursuant to Section 9.1(b).
Notwithstanding the foregoing, to the extent Viterra or any Seller engages in Willful Breach of the Business Combination Agreement (including Articles III, IV, VI and VII) prior to the Closing that would cause the failure of any of the conditions set forth in Section 8.1 or Section 8.3 to be satisfied on the Closing Date (disregarding for this purpose the waivers set forth above), the Parties agree that (x) Bunge’s waivers set forth in Section A(3) of this letter agreement shall be void and of no force and effect as if such waivers had not been granted and (y) the conditions set forth in Section 8.3 and Bunge’s rights pursuant to Section 9.1(b) shall, in each case, remain in full and force and effect.
(B)    Miscellaneous. Sections 10.1, 10.4, 10.7, 10.8, 10.9, 10.10, 10.11, 10.12, 10.13, 10.14 and 10.15 of the Business Combination Agreement are hereby incorporated by reference and shall apply to this letter agreement, mutatis mutandis. Except as expressly contemplated hereby, the Business Combination Agreement shall not be deemed amended or modified by this letter agreement and shall remain in full force and effect. Each party hereto represents and warrants that it has full authority and all necessary approvals to execute this letter agreement under such party’s organizational and governing documents. To the extent any conflict exists between this letter agreement and the terms set forth in the Business Combination Agreement, the terms of this letter agreement shall apply.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this letter agreement as of the date written below.

Date: June 13, 2025

Sincerely,

BUNGE GLOBAL SA

By        /s/ Joseph Podwika
Name: Joseph Podwika
Title:     Chief Legal Officer

[Signature Page to Letter Agreement (Pre-Closing Matters)]

Agreed and accepted:

VITERRA LIMITED
By /s/ Markus Walt
Name:    Markus Walt
Title:    Director
DANELO LIMITED
By /s/ John Burton
Name: John Burton
Title:    Director
CPPIB MONROE CANADA, INC.
By /s/ Bruce Hogg
Name:    Bruce Hogg
Title:    Authorized Signatory
By /s/ David Chambers
Name:    David Chambers
Title:    Authorized Signatory
VENUS INVESTMENT LIMITED PARTNERSHIP by its general partner VENUS INVESTMENT GP INC.
By /s/ Lincoln Webb
Name:    Lincoln Webb
Title:    Director
[Signature Page to Letter Agreement (Pre-Closing Matters)]